Exhibit 99.6

Medicine Man Technologies Announces Death of Co-founder and Interim CEO, Brett Roper

DENVER, CO / December 4, 2018 / Medicine Man Technologies Inc. (OTCQX: MDCL) ("Medicine Man Technologies" or "Company"), one of the United States' leading cannabis branding and consulting companies, today announced the death of its Co-founder and Interim CEO, Brett Roper.

Andy Williams, Co-founder and Chairperson of the Board, said, “Brett co-founded Medicine Man Technologies in 2014 and led its development into one of the most respected branding and consulting partners to the cannabis market. Brett was an extraordinary man. Working with Brett these past six years has been a wonderful time. He was much more than a tremendous business partner, he was like a brother. He will be greatly missed. We will honor him by diligently striving to achieve the vision he was working toward, to be one of the premier cannabis companies in the industry. We are greatly saddened by his passing and our thoughts are with Brett’s family at this difficult time.”

In June 2018, Mr. Roper, asked that the Board of Directors initiate a search for his replacement as CEO in anticipation of his transitioning to a semi-retired role focused on business development, special projects, and Board responsibilities. As a result of this process which has been ongoing for several months, the Board has the completed a thorough search and will be announcing the appointment of new members of management imminently.

Mr. Roper co-founded Medicine Man Technologies after seeing the emergence of the legal cannabis industry in the U.S. The business was established as a consulting and advisory company for people with the desire to get into the cannabis industry but who lacked the direct experience. Over the past several years he led the Company through an evolution to become a leading brand warehouse that supports its cannabis clients at every stage in the business cycle. His extensive industrial and commercial real estate development background in addition to serving in various professional advisory capacities to other private, pre-public, and public companies provided him with a very solid foundation to support MDCL’s clients. His extraordinary and diverse business experience as well as success within this industry enabled him to become a well-rounded ‘quiet advisor’ to many companies as well as investors in the Cannabusiness space as they considered various business strategies including public company options.

About Medicine Man Technologies, Inc.

Established in March 2014, the Company secured its first client/licensee in April 2014. To date, the Company has provided guidance for several clients that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has or has had active clients in California, Iowa, Oregon, Colorado, Nevada, Illinois, Michigan, Arkansas, Pennsylvania, Florida, Ohio, Maryland, New York, Oklahoma, Massachusetts, Puerto Rico, Canada, Australia, Germany, and South Africa. We continue to focus on working with clients to 1) utilize its experience, technology, and training to help secure a license in states with newly emerging regulations, 2) deploy the Company's highly effective variable capacity constant harvest cultivation practices through its deployment of Cultivation MAX, and eliminate the liability of single grower dependence, 3) avoid the costly mistakes generally made in start-up, 4) stay engaged with an ever expanding team of licensees and partners, all focused on quality and safety that will "share" the ever-improving experience and knowledge of the network, and 5) continuing the expansion of our Brands Warehouse concept through entry into industry based cooperative agreements and pursuing other acquisitions as they prove suitable to our overall business development strategy.

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Safe Harbor Statement

This press release may contain forward-looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Medicine Man Technologies may not be able to sustain growth or achieve profitability based on many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in the expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long-term. Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

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For more information, visit us at www.medicinemantechnologies.com;www.threealight.com

Contact Information:

Andy Williams via

info@medicinemantechnologies.com

Telephone (303) 371-0387

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